UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quintiles Transnational Corp.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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4709 Creekstone Drive

Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

To our Shareholders:

      WE NEED YOUR SUPPORT! Your vote is very important. You have previously received proxy materials in connection with the Special Meeting of Shareholders of Quintiles Transnational Corp. to be held on Thursday, September 25, 2003. The proposed merger cannot be completed unless the merger agreement, as amended, is approved by the affirmative vote of the holders of a majority of the outstanding shares of Quintiles common stock entitled to vote. If you do not vote, it is as if you are opposing the proposed merger. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting.

      We have enclosed a duplicate proxy card that you can use to cast your vote on the proposed merger. If you have not yet returned your proxy card, or if you wish to revoke a proxy previously submitted, please complete, sign, date and mail the enclosed proxy card at your first opportunity. If you attend the special meeting and wish to vote in person, you may withdraw your proxy card and vote in person.

      On behalf of the board of directors, thank you for your prompt consideration and response.

Sincerely,

PAMELA J. KIRBY, PH.D.
Chief Executive Officer and Director

Durham, North Carolina

September 15, 2003